Exhibit 10.1

PURCHASE AND SALE AGREEMENT

Outparcel 14 – Approximately 12.80 Acres

Fairfield Town Center

This Purchase and Sale Agreement (hereinafter referred to as the “Agreement”) is entered into as of this 4th day of March, 2013, being the date on which this Agreement is executed by the last party to execute (“Final Execution Date”) by and between CPG HOUSTON HOLDINGS, L.P., a Texas limited partnership, having its principal place of business at 225 W. Washington Street, Indianapolis, Indiana 46204 (hereinafter referred to as “Seller”); and ALLEN HARRISON DEVELOPMENT, LLC, a Texas limited liability company, having its principal place of business at 1800 Augusta Drive, Suite 150, Houston, Texas 77057 (hereinafter referred to as “Purchaser”).

WITNESSETH:

WHEREAS, Seller is the fee simple owner of an approximately 12.80 acre parcel of real property situated in the City of Houston, Harris County, State of Texas, being more particularly described in Exhibit A attached hereto and made a part hereof, and as approximately shown as outlined on the site plan attached hereto as Exhibit C (hereinafter referred to as “Site Plan”) and made a part hereof (hereinafter, together with all and singular the rights, benefits, privileges, easements, tenements, hereditaments and appurtenances thereon or in anywise appertaining thereto, and any right, title and interest of Seller in and to adjacent public streets, alleys and rights-of-way, referred to as the “Parcel”); and

WHEREAS, the Parcel is located adjacent or in close proximity to the shopping center site commonly known as Fairfield Town Center, as more particularly depicted on the Site Plan (hereinafter referred to as the “Center); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase the Parcel from Seller in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Seller and Purchaser, intending to be legally bound, agree as follows:

ARTICLE I.        AGREEMENT TO PURCHASE AND SELL

Section 1.1	Conveyance.

On the Closing Date (as hereinafter defined), subject to Seller’s and Purchaser’s respective satisfaction or waiver, as the case may be, of all terms, covenants, conditions and agreements to be kept, honored, observed and performed by each of them hereunder, Seller shall sell and convey (or cause to be conveyed) to Purchaser, and Purchaser shall purchase from Seller and pay for, on the terms and conditions set forth herein, the Parcel.

Section 1.2	Reserved Easements.

In connection with the conveyance of the Parcel to Purchaser at Closing, Seller shall reserve the following easements, collectively referred to herein as “Reserved Easements”:

1.

Reserved Stormwater Drainage Easement. For the benefit of Seller, Seller’s successors and assigns and the Center, Purchaser shall grant to Seller a perpetual, non-exclusive right, privilege and easement in, over, under, across and through that area depicted and identified on the Site Plan as the “10’-Wide Stormwater Drainage Easement” and more particularly described on Exhibit B attached hereto and made a part hereof (the “Reserved Stormwater Drainage Easement Area”), together with such rights of access thereto, therein and thereon as are reasonably necessary to fully enjoy the easement rights reserved hereby, for the limited purpose of permitting such storm waters as may originate upon, fall upon, flow through or into, or overflow from the Center to drain into the drainage facilities located upon or to be constructed within the Reserved Stormwater Drainage Easement Area (the “Stormwater Drainage Facilities”) and for no other purpose (the “Reserved Stormwater Drainage Easement”). Seller reserves the perpetual right to: (A) landscape or pave the surface of the Reserved Stormwater Drainage Easement Area provided said landscaping and/or paving does not materially affect Purchaser’s use or the visibility of the Parcel and that the landscaping and/or paving plans and/or materials are approved by Purchaser (whose approval shall not be unreasonably withheld); and (B) utilize the Reserved Stormwater Drainage Easement Area for stormwater drainage purposes. Seller and each subsequent owner of the Center shall be responsible for all repairs to and maintenance of the Stormwater Drainage Facilities. Purchaser covenants and agrees that if the surface and/or subsurface of the Reserved Stormwater Drainage Easement Area is disturbed by Purchaser’s activities hereunder, Purchaser, at its sole cost and expense, shall promptly restore the same to the same general condition in which it existed immediately prior to such disturbance; and

2.

Reserved Utility Easement. For the benefit of Seller, Seller’s successors and assigns and the Center, a perpetual, non-exclusive right, privilege and easement in, under, across and through that area depicted and identified on the Site Plan as the “10’-Wide Utility Easement” and more particularly described on Exhibit B attached hereto and made a part hereof (the “Reserved Utility Easement Area”), together with such rights of access thereto, therein and thereon as are reasonably necessary to fully enjoy the easement rights reserved hereby, for the limited purpose of constructing, installing, operating, inspecting, maintaining, repairing and/or replacing underground general utility facilities and related surface and subsurface appurtenances (the “Reserved Utilities”) and for no other purpose (the “Reserved Utility Easement”). Purchaser shall retain, on behalf of itself and its successors and assigns, the perpetual right to landscape, pave and make such other uses of the surface of the Reserved Utility Easement Area as are not inconsistent with the Reserved Utility Easement, but not the right to construct or install any permanent structures thereon (other than pavement) or thereto which would or might restrict access to the Reserved Utility Easement Area or access to and use of the Reserved Utilities. If the surface and/or subsurface of the Reserved Utility Easement Area (including any improvements located thereon and/or therein which are not permanent structures, such as paving, curbs, gutters and the like) are disturbed by any party entitled to do so pursuant to the provisions hereof and of the Deed, such party shall, in consideration of its use and enjoyment of the Reserved Utility Easement and at its sole cost and expense, promptly restore the surface and/or subsurface thereof (and all such improvements located thereon and/or therein) to the same general condition in which they existed immediately prior to such disturbance.

Section 1.3	Form of Reserved Easements.

The Reserved Stormwater Drainage Easement and the Reserved Utility Easement (together, the “Reserved Easements”) shall be reserved by Reserved Easement Agreements substantially in the form and substance attached hereto as Exhibit I.

Section 1.4	Reservation of Mineral Rights.

Seller reserves all of Seller’s right, title and interest in and to all of the oil, gas and other minerals (including without limitation oil, gas, hydrocarbons, sulfur, coal, lignite and uranium) in, on and under the Parcel, including any and all royalties, bonus amounts, delay rentals and other payments due and payable under any existing or future oil, gas or mineral lease (the “Mineral Rights”). Seller’s reservation of the Mineral Rights shall be expressly noted in the Deed, which Deed shall contain provisions whereby (i) Seller, on its own behalf and on behalf of its successors, transferees, assigns, and/or lessees, hereby expressly releases and waives all rights of ingress and egress and all other rights of every kind and character whatsoever to enter upon or otherwise utilize all or any portion of the surface of the Parcel or any area below the surface of the Parcel at a depth of less than 500 feet (the “Minimum Depth”) in the exploration, drilling, production or marketing of oil, gas and other minerals or otherwise; provided, however, Seller and its lessees shall have the right to produce oil, gas and other minerals in and under the Parcel below the Minimum Depth but only by directional drilling from lands other than the Parcel or by horizontal drilling, pooling or other techniques (whether presently known or later developed) which do not require entry or use of the surface of the Parcel or any area below the surface of the Parcel above the Minimum Depth; and (ii) Seller agrees to (a) provide Purchaser with the benefit of any indemnity provided Seller under any existing lease or other agreement entered into by Seller covering oil, gas or other minerals in and under the Parcel, and (b) require the lessee or beneficiary under any subsequent lease or other agreement by or on behalf of Seller covering oil, gas or other minerals in and under the Parcel to indemnify, protect, defend and hold Purchaser and Purchaser’s successors harmless from and against any loss, cost, expense, liability or claim incurred by or asserted against Purchaser, its successors or assigns (including any subsequent owner of the Parcel) as a result of any acts taken or not taken by or on behalf of such lessee or beneficiary under or pursuant to any such lease or other agreement. This provision shall be binding upon Seller and its successors, transferees, assigns, and/or lessees and shall be enforceable by Purchaser and its successors or assigns (including any subsequent owner of the Parcel).

Section 1.5	Further Assurances.

Following Closing, Purchaser covenants and agrees to execute any instrument(s) deemed reasonably necessary by Seller to further confirm the existence of the Reserved Easement.

ARTICLE II.        PURCHASE PRICE

Section 2.1	Amount.

The purchase price for the Parcel shall be Five and 72/100 Dollars ($5.72) per square foot of real property contained in the Parcel (the “Purchase Price”) based on the square footage set forth on the Survey (as defined in Section 4.1 below) the sum of which is estimated at the Final Execution Date to be Three Million One Hundred Ninety Thousand Six Hundred Eighty-three and 00/100 Dollars ($3,190,683.00). The Purchase Price shall also be subject to increase in the amount Twelve Thousand One Hundred Fifty and 00/100 Dollars ($12,150.00) per unit for each and every unit in excess of three hundred sixty (360) units which are initially constructed by Purchaser within two (2) years of the date Purchaser commences construction (as described in Article V of the Covenants), as memorialized in Section 3.2 of the Covenants.

Section 2.2	Payment.

The Purchase Price shall be paid by Purchaser to Seller, as follows:

1.

Earnest Money. Within three (3) days of the Final Execution Date, Purchaser shall deliver Fifty Thousand and 00/100 Dollars ($50,000.00) (subject to collection, the “Earnest Money”) to Title Company (as hereinafter defined). The Earnest Money shall be refundable only if any one (1) or more of the conditions listed in ARTICLE XI hereof, in Purchaser’s sole discretion, are not fully satisfied within the Conditions Period, as set forth in ARTICLE XI. The Earnest Money (including accrued interest thereon) shall be applied to the Purchase Price upon Closing. The Earnest Money shall be deposited in an interest bearing escrow account. Such interest shall be and become part of the Earnest Money for all purposes. The Earnest Money, including accrued interest, shall be delivered by the Title Company to Seller at Closing (with the balance of the Purchase Price) or as otherwise provided in this Agreement.

2.	Balance of Purchase Price. Purchaser shall pay the balance of the Purchase Price at Closing, as more particularly set forth in ARTICLE XI hereof.

Section 2.3	Manner of Payment.

Except as expressly agreed by Seller and Purchaser to the contrary, all funds payable hereunder shall be paid by bank or certified check, wired funds or other good funds immediately available prior to the close of business on the Closing Date (or such other date when payment is due and payable), or as otherwise directed by Seller prior to such due date.

Section 2.4	Independent Consideration.

Concurrently with the execution of this Agreement, Purchaser is paying to Seller the sum of ONE HUNDRED AND NO/100 DOLLARS ($100.00) as independent consideration (the “Independent Consideration”) for the execution of this Agreement by Seller. Such Independent Consideration is being paid to, and shall be retained by, Seller as additional consideration for this Agreement and not as part of the Purchase Price. Such Independent Consideration is deemed earned by Seller as of the Final Execution Date of this Agreement and is non-refundable in all events.

ARTICLE III.        TITLE COMMITMENT

Section 3.1	Delivery of Commitment.

Within fifteen (15) days after the Final Execution Date, Seller shall procure on Purchaser’s behalf and expense, and cause to be delivered to Purchaser a Commitment for Title Insurance (hereinafter referred to as the “Title Commitment”) for an Owner’s Policy of Title Insurance (ALTA Form B - 10/17/92, or such other similar form which may be issued in accordance with state law and regulation) (the “Policy”). The Title Commitment shall be issued by Stewart Title Guaranty Company, 1980 Post Oak Blvd., Suite 610, Houston, Texas 77056, Attn: Wendy Howell (the “Title Company”), and identify the conditions under which the Title Company shall agree to insure in the name of Purchaser the fee simple title to the Parcel free and clear of all mortgages, liens and other encumbrances except Permitted Exceptions (as hereinafter defined), upon execution and delivery of the Deed (as hereinafter defined). The Title Commitment shall identify the Parcel by the legal description set forth on the Survey. Purchaser shall be responsible for the cost of the Title Commitment at Closing. The Title Commitment shall be issued in the amount of the Purchase Price. At or prior to delivery of the Title Commitment, or within a reasonable period of time thereafter if not available at the time of delivery of the Title Commitment, Seller shall also deliver or cause to be delivered to Purchaser legible copies (to the extent they are available) of all recorded documents set forth in the Commitment as affecting the Parcel.

Section 3.2	Permitted Exceptions.

The Parcel shall be insured subject to (i) real estate taxes assessed for the current year, but not due and payable at the time of Closing, (ii) such rights-of-way, easements, agreements, restrictions, and exceptions to title which are not objected to by Purchaser as provided for below, (iii) building laws and platting requirements existing at the time of Closing, (iv) the matters reflected on the Survey, and not objected to by Purchaser pursuant to ARTICLE V hereof or which would be disclosed by a visual inspection of the Parcel, (v) the standard exceptions contained in an owner’s policy of title insurance issued in the state in which the Parcel is located, (vi) the development restrictions contained in the Fairfield Declaration of Covenants, Conditions and Restrictions dated March 18, 1988 recorded April 12, 1988 in Clerk’s File No. L619441, (vii) Fairfield Place Declaration of Covenants, Conditions, and Restrictions dated April 21, 1993 recorded April 27, 1993 in Clerk’s File No. P201488, (viii) the special warranty deed from Friendswood Development Company, as grantor, and AmberJack, Ltd., as grantee, dated April 15, 1988 recorded April 20, 1988 under Clerk’s File No. L630047, and (ix) the Reciprocal Operating Agreement by and between CPG Houston Holdings, L.P. and HEB Grocery Company, L.P. (“HEB”) dated May 3, 2012, and recorded May 3, 2012 (the aforementioned items (i) through (ix) being hereinafter collectively referred to as the “Permitted Exceptions”). In no event shall any deed of trust or other lien constitute a Permitted Exception, regardless of whether or not Purchaser objects to such deed of trust or other lien.

ARTICLE IV.       SURVEY

Section 4.1	Preparation of Survey.

Within two (2) Business Days following the Final Execution Date, Seller shall deliver to Purchaser the existing survey of the Parcel in Seller’s possession, if any. Within twenty (20) days of receipt of the Title Commitment, Purchaser shall cause to be made a current boundary survey of the Parcel and Reserved Easements (the “Survey”). The Survey shall be prepared in accordance with the requirements of the Title Company for deletion of the standard survey exception from the Title Commitment, and may be an update of the existing Survey delivered by

Seller to Purchaser (if any) pursuant to this Section 4.1. The Survey shall be prepared by a surveyor licensed in the state where the Parcel is located and shall be certified to Purchaser, Purchaser’s lender, Seller, and Title Company. The Survey shall contain a metes and bounds description of the Parcel and Reserved Easements, and a calculation of the total number of net square feet contained in the Parcel. Purchaser shall deliver (or cause to be delivered) one (1) certified copy of the Survey and one electronic drawing file on CD or by e-mail to Seller and one (1) certified copy to the Title Company. Purchaser shall be responsible for the cost of the Survey.

ARTICLE V.        TITLE OBJECTIONS

Section 5.1	Purchaser’s Objections.

Within fifteen (15) days after receipt of the Title Commitment and the Survey including legible copies of the exception instruments referenced therein (to the extent that such copies exist), Purchaser shall notify Seller in writing of any title exceptions for rights of way, easements, agreements, restrictions, liens, encumbrances and such other matters set forth in the Title Commitment or the Survey to which Purchaser objects (the “Objections”). If such written notice is not delivered to Seller within the above stated time period, then the condition of Seller’s title shall be deemed approved by Purchaser, and Purchaser shall take title to the Parcel subject to the title exceptions set forth in the Title Commitment without any right to deduct any sums from the Purchase Price. Seller shall be under no obligation to cure any Objection, with the exception of liquidated liens and security interests disclosed in the Title Commitment (including any amendments or modifications as provided for in this Agreement) which were permitted, created, or caused by Seller shall be satisfied, cured or removed by Seller, at Seller’s sole cost and expense, at or prior to Closing.

Section 5.2	Seller’s Response to Purchaser’s Objections.

Within fifteen (15) days after Seller’s receipt of the Objections, Seller shall advise which Objections Seller will resolve prior to Closing and the general manner in which such Objections shall be resolved. The cure or removal of Objections pertaining to the Title Commitment shall be evidenced by Seller causing the Title Company to furnish to Purchaser a revised Title Commitment or an endorsement to the Title Commitment showing such Objections (other than those liens or encumbrances of a definite or ascertainable amount that shall be removed at Closing) as having been cured or removed prior to Closing. In no event shall a Mandatory Cure Item be a Permitted Exception.

Section 5.3	Resolution of Objections.

Notwithstanding anything in this agreement to the contrary, it is the intent of the parties that all matters regarding title and survey shall be addressed and resolved (with the exception of liens to be paid at Closing) within sixty (60) days of the Final Execution Date. If within the aforementioned sixty (60) day period i) the parties are unable to resolve title or survey issues, objections, or disputes, or ii) Purchaser does not waive any such objections, Purchaser’s sole remedy shall be to terminate this Agreement and receive the Earnest Money (including accrued interest).

ARTICLE VI.      PLANS AND SPECIFICATIONS;

DEVELOPMENT GUIDELINES AND RESTRICTIONS

Section 6.1	Plan Review and Approval.

Seller and Purchaser acknowledge and agree that Seller has an interest in the manner in which all property adjacent to or in close proximity to the Center is developed, including the Parcel. Accordingly, Seller shall have the right to review and approve the Plans and Specifications, as such term is defined in Section 1.3 of the Covenants, Conditions and Restrictions Agreement attached hereto as Exhibit D (the “Covenants”) for the construction, reconstruction, replacement, remodeling, alteration, addition, installation or modification of any building or other exterior improvements to be located on the Parcel. The time for submission, review and approval of the Plans and Specifications for the initial construction of buildings and improvements on the Parcel will be in accordance with Article I of the Covenants, which provisions are hereby incorporated by this reference and made a part hereof.

Section 6.2	Plan Submission to Authorities.

Purchaser shall submit the Plans and Specifications to Seller, for Seller’s review and approval in accordance with the procedure set forth herein and in Article I of the Covenants, prior to Purchaser’s submission of the Plans and Specifications to any and all federal, state, county or municipal agencies, boards, departments or other governmental or quasi-governmental bodies (collectively the “Local Authorities” and individually “Local Authority”) having jurisdiction over the Parcel for such Local Authority’s (or Local Authorities’) review and approval in connection with any change or modification in platting, the issuance of any building permit, or for any other reason. Under no circumstances shall Purchaser submit, cause to submit, or permit its agents to submit the Plans and Specifications to the Local Authorities, or any one of them, without such Plans and Specifications first being reviewed and approved in advance by Seller. The foregoing is intended to supplement the other provisions of Article I of the Covenants and not to restrict or limit such provisions.

Section 6.3	Plan Submission to Friendswood Development Company.

Purchaser acknowledges that Friendswood Development Company (“Friendswood”) has the right of review and approval of the Plans and Specifications. Under no circumstances shall Purchaser submit, cause to submit, or permit its agents to submit the Plans and Specifications to Friendswood without such Plans and Specifications first being reviewed and approved in advance by Seller. Purchaser agrees to keep Seller apprised of any and all communications it has with Friendswood regarding the development of the Parcel, and Seller agrees to reasonably cooperate with Purchaser regarding obtaining any necessary approvals of the Plans and Specifications from Friendswood.

Section 6.4	Development Guidelines.

Purchaser acknowledges receipt of a copy of that certain document prepared by Seller and known as “Standards and Criteria for Peripheral Property Development,” dated December 13, 2010 (the “Standards”) and kept on file at the offices of Seller. Purchaser agrees that any and all development on the Parcel shall comply with the applicable standards set forth therein, which standards are hereby incorporated by this reference and made a part hereof. To the extent of a conflict between the Standards, this Agreement, and the Covenants, the terms and provisions of this Agreement and the Covenants, as applicable, shall control.

ARTICLE VII.      CONSTRUCTION BY PURCHASER

Section 7.1	Provisions for Construction.

Purchaser agrees to commence and complete construction on the Parcel in accordance with Article V of the Covenants, which provisions are incorporated by this reference and made a part hereof.

ARTICLE VIII.      USE

Section 8.1	Permitted Use.

Purchaser agrees that the Parcel shall be used only for such uses or purposes and in accordance with the terms and provisions set forth in Article III of the Covenants, which provisions are incorporated by this reference and made a part hereof. Purchaser shall not use the Parcel for any of the uses specified in indicated in the attached “Maintenance & Use Restrictions and Plan Approval” (attached hereto as Exhibit E).

ARTICLE IX.      SELLER’S REPRESENTATIONS AND WARRANTIES

Section 9.1	Seller’s Representations and Warranties and Covenants.

Seller represents and warrants to Purchaser as of the Final Execution Date, to the best of its actual knowledge, the items as follows, which representations and warranties shall be deemed remade by Seller to Purchaser as of the Closing Date, and, but for such representations and warranties, Purchaser would not execute this Agreement:

1.	There are no third parties in possession of any portion of the Parcel as lessees, tenants at sufferance, or trespassers;

2.

Seller (without imputing to Seller any knowledge of the receipt of any written notice by any agent for service of process or any other third party) has not received any written notice and has no actual knowledge of the issuance of any written notice of (a) any pending, threatened or contemplated action to take all or any portion of the Parcel, including without limitation, any proceedings for condemnation or other exercise of eminent domain, remonstrance or proceeding affecting the zoning of the Parcel, or any part thereof or (b) any violation or alleged violation of any law, code, ordinance, covenant or restriction by or with respect to the Parcel;

3.	Seller has not received notice of any special assessment against the Parcel;

4.

Seller has the present full authority and power to execute and deliver this Agreement and to close the sale of the Parcel. No third party has an option or first right of refusal to purchase the Parcel; and

5.	Seller has not received any written notice and has no actual knowledge of the existence of any Hazardous Materials (as hereafter defined) or underground storage tanks located on or beneath the Parcel.

6.

During the term of this Agreement, Seller shall not, without the prior written consent of Purchaser: (i) plat. restrict, or permit to be platted or restricted, any portion of the Parcel: (ii) enter into any lease or grant any license, easement or rights which will continue in effect following the Closing; (iii) place or permit to be placed on the Parcel any improvements, trash, refuse or fill materials of any kind; (iv) excavate or permit the excavation of the Parcel or any portion thereof;

or (v) apply for or acquiesce in any rezoning of the Parcel or apply for or acquiesce in the rezoning of any adjacent property which would result in the imposition of building setback lines or other restrictions on the Parcel.

ARTICLE X.        PURCHASER’S REPRESENTATIONS,

WARRANTIES AND COVENANTS

Section 10.1	Purchaser’s Representations and Warranties.

Purchaser represents and warrants to Seller as of the Final Execution Date, as follows, which representations and warranties shall be deemed remade by Purchaser to Seller as of the Closing Date, shall survive the Closing and, but for such representations and warranties, Seller would not execute this Agreement:

1.	Purchaser has the present full authority and power to execute and deliver this Agreement and to close the purchase of the Parcel; and

2.

To the actual knowledge of Purchaser, there is no action, suit or proceeding pending or, threatened against Purchaser in any court or by or before any other governmental agency or instrumentality which would materially adversely affect the ability of Purchaser to carry out the actions contemplated by this Agreement.

Section 10.2	Purchaser’s Covenants.

Purchaser covenants and agrees, which covenants and agreements shall survive the Closing, as follows:

1.

Good Faith Diligence. Purchaser shall in good faith diligently proceed to obtain all required reports, licenses, permits and approvals to construct and operate the buildings and improvements contemplated herein to be constructed and operated on the Parcel;

2.	Intended Use. Purchaser’s intended use of the Parcel is for the development and operation of a multi-family housing complex, containing up to three hundred sixty (360) individual units; and

3.

Property Condition “As-Is”. Subject to Purchaser’s rights pursuant to ARTICLE XI hereof, Purchaser is buying the Parcel “as is” and without warranty or representation except as expressly set forth in this Agreement and save and except for the express representations and warranties set forth in ARTICLE IX hereof, Seller has made no representations or warranties as to the compliance of the Parcel with applicable laws respecting the condition of the Parcel or the presence or absence of Hazardous Materials (hereinafter defined) in, at, under, above or abutting the Parcel. “Hazardous Materials” shall mean any hazardous, toxic or radioactive substance, material, matter or waste which is or becomes regulated by any federal, state or local law, ordinance, order, rule, regulation, code or any other governmental restriction or requirement and shall include, but not be limited to, asbestos, petroleum products and the terms “Hazardous Substance” and “Hazardous Waste” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Sec. 9601 et seq. (“CERCLA”) and the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sec. 6901 et seq. (“RCRA”).

ARTICLE XI.        CONDITIONS PRECEDENT

Section 11.1	Purchaser’s Conditions.

During the period commencing on the Final Execution Date and continuing for 60 days thereafter (such 60 day period being called the “Conditions Period”), Purchaser may determine whether the Parcel is suitable for development for the Permitted Use stated in Article III of the Covenants in Purchaser’s sole discretion. Without limitation of the foregoing, Purchaser may terminate this Agreement during the Conditions Period if any of the conditions identified in items 1. through 7. below (“Conditions Precedent”) are not satisfied in Purchaser’s sole discretion or waived by Purchaser.

1.	Title and Survey. Purchaser shall approve, or be deemed to approve, the Title Commitment and the Survey in accordance with the provisions of ARTICLE IV and ARTICLE V hereof.

2.

Soil Analysis and Environmental Assessments. Purchaser shall, at its sole risk, cost and expense, conduct or cause to be conducted soil tests, engineering studies and/or environmental assessments of the Parcel. Purchaser or its designated agents may enter upon the Parcel for purposes of and in accordance with the terms and provisions of Section 11.7 hereof, so as to determine within such period the suitability of the soil, subsurface and environmental conditions of the Parcel.

3.

Master Site Plan and Seller’s Plan Approval. Within forty (40) days following the Final Execution Date, Purchaser shall provide to Seller the Master Site Plan and the Plans and Specifications for the Purchaser’s initial construction of buildings and improvements in accordance with the provisions of Article I of the Covenants. Seller shall have twenty (20) days from receipt of the Plans and Specifications to review and respond to same.

4.	Utilities. Purchaser shall determine whether the utility services required for Purchaser’s development are or will be available in capacities satisfactory for Purchaser’s intended use.

5.

Access. Purchaser shall determine whether the access to the Parcel required for Purchaser’s development is or will be sufficiently available for Purchaser’s intended use, and shall have approved all curb cuts and median locations.

6.

Detention and Storm Water Drainage. Purchaser shall determine whether the detention and storm water drainage to the Parcel required for Purchaser’s development is or will be sufficiently available for Purchaser’s intended use.

7.	Financing. Purchaser shall obtain and secure financing in an amount equal to or in excess of the Purchase Price and on terms acceptable to Purchaser by the end of the Conditions Period.

8.	Electric Reimbursement Escrow Agreement. Seller, Purchaser, and Title Company shall agree upon the form of the escrow agreement described in Section 20.4.

9.

HEB Easement. Seller, Purchaser and HEB shall have entered into an amendment to the Restrictions and Reciprocal Easement agreement by and between Seller and HEB, as recorded on May 3, 2012, in the Official Public Records of Real Property of Harris County, Texas, as Document No. 2012194458, which amendment shall provide that upon commencement of construction of a multi-family apartment project on the Parcel, the easements which grant HEB rights of access across the Parcel and the right to park on the Parcel shall terminate. The form of the amendment shall be reasonably approved by and acceptable to Seller, Purchaser, and HEB.

Section 11.2	Deadline for Satisfaction of Conditions.

Notwithstanding anything in this agreement to the contrary, it is the intent of the parties that all Conditions Precedent, including financing, title, and survey, shall be addressed and resolved (with the exception of liens to be paid at Closing) within sixty (60) days of the Final Execution Date. If within the aforementioned sixty (60) day period i) the parties are unable to resolve all issues, objections, or disputes regarding the Conditions Precedent, or ii) Purchaser does not waive any such Conditions Precedent, Purchaser’s sole remedy shall be to terminate this Agreement and receive the Earnest Money (including accrued interest).

Section 11.3	Diligent Efforts.

Purchaser shall use diligent, good faith efforts to establish and satisfy, or shall waive, the foregoing conditions within the Conditions Period. Seller shall cooperate to the fullest extent possible and in good faith shall assist Purchaser in determining those matters set forth above.

Section 11.4	Permits.

Purchaser shall, after receipt of Seller’s approval of the Plans and Specifications, apply for all necessary governmental or quasi-governmental permits, licenses and approvals for the construction of all intended improvements as shown in the approved Plans and Specifications and for the Permitted Use stated in Article III of the Covenants, it being the sole obligation of Purchaser to obtain any such required permits, licenses and approvals.

Section 11.5	No Impositions.

Purchaser agrees that any required governmental or other approvals shall be obtained in such manner or on such basis that (a) no restrictions, obligations or undertakings shall be imposed on the Parcel before Closing occurs, and (b) no restrictions, obligations or undertakings shall be imposed at any time on Seller or on other property owned by Seller without the prior written consent of Seller.

Section 11.6	Termination Notice.

In the event that the Conditions Precedent are not waived, or are not satisfied in the sole and absolute discretion of Purchaser, Purchaser may terminate this Agreement by giving written notice to Seller in accordance with ARTICLE XVII hereof (“Termination Notice”). The Termination Notice shall set forth the Conditions Precedent which were not waived or satisfied. In such event, the Earnest Money (with accrued interest) shall be refunded to Purchaser as its sole and exclusive remedy. The Termination Notice must be received by Seller in strict accordance with ARTICLE XVII hereof, or Purchaser shall be conclusively presumed to have irrevocably waived said conditions and the right to terminate this Agreement under this Section, and to have accepted the Parcel in its present “as is” state with respect to said condition(s), subject to the terms and conditions hereof (including, without limitation, the representations and warranties of Seller).

Section 11.7	Right of Entry.

Purchaser, its employees, agents, contractors and consultants shall have a license to enter the Parcel (“License”) for the limited purpose of making soil analyses, engineering studies, core borings, drillings, surveys, environmental assessments and such other physical due diligence investigations and analyses in, on and to the Parcel as Purchaser deems reasonably necessary to ascertain the suitability of the Parcel for the intended development (“Work”).

1.

Cost of Work. The Work performed under this License shall be at the sole cost and expense of the Purchaser, and without cost or expense to Seller and its partners, agents, employees, shareholders, members, officers, directors, subsidiaries and affiliates.

2.

Adverse Impact. As between Seller and Purchaser, Purchaser shall be solely liable for any and all adverse impact to the Parcel and necessary corrective actions to remedy any hazardous conditions caused by Purchaser, its consultants, agents, or representatives during the course of Purchaser’s subsurface due diligence and investigation. In the event a hazardous condition is caused or created by Purchaser, Purchaser shall immediately 1) cease and desist its investigation, 2) institute commercially reasonable containment procedures, and 3) notify Seller of such condition and remedial steps taken by Purchaser.

3.

Indemnity. Purchaser shall protect, defend, indemnify, save and hold harmless Seller against and from any and all claims, demands, liens, fines, suits, actions, proceedings, orders, decrees and judgments of any kind or nature whatsoever by or in favor of anyone whomsoever, and against and from any and all costs, damages and expenses (including but not limited to actual and statutory attorneys’ fees and court costs at all levels) resulting from or occasioned in whole or in part by any act or omission of Purchaser, or any of Purchaser’s employees, agents, contractors or consultants, or any of their invitees, in, upon, at, from or about the Parcel and arising from or related to the Work. Notwithstanding provisions in this Agreement with respect to survival to the contrary, this indemnity shall survive the termination of this Agreement and the License until satisfied. Notwithstanding anything to the contrary contained herein, Purchaser’s indemnity obligations hereunder will not extend to (i) claims arising out of the negligence or willful misconduct of Seller or Seller’s employees, agents or contractors, (ii) liabilities arising from the mere discovery by Purchaser of any adverse fact or condition on or with respect to the Parcel.

4.

Insurance. Purchaser shall procure and agrees to continue in force throughout the term of the License (or cause its agents, contractors and representatives to so procure and continue in force) the following insurance coverages placed with responsible insurance companies authorized to do business in the state where the Parcel is located and having an A.M. Best’s rating of “A-VIII” or above (or the equivalent rating thereof), in the following amounts:

(a)

Comprehensive General Liability Insurance with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence, or Commercial General Liability Insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate, either of which shall cover Purchaser and name Seller and/or its designee as an additional insured; and

(b)	Workmen’s Compensation in accordance with statutory requirements.

Prior to exercising this License, Purchaser shall provide Seller with certificates evidencing that all such insurance applicable to the Work is in full force and effect.

5.

Term. The License shall commence following the Final Execution Date when Seller receives the insurance certificates required in subparagraph iii. hereinabove. The License shall terminate upon the earlier to occur of the following:

(a)	The scheduled date of Closing (regardless of whether Closing occurs); or

(b)	Termination of this Agreement by either party.

All other rights, obligations and liabilities of Seller and Purchaser hereunder shall survive any termination of the License.

6.

Copies of Reports. Purchaser, at its sole cost and expense, shall furnish Seller with copies of the results of all soil tests, engineering studies, environmental reports and other reports generated by third parties pursuant to the performance of the Work done under this Agreement, other than financial reports or market studies, promptly upon Purchaser’s receipt thereof.

7.

Restoration of Fee Parcel. In the event the Closing is not conducted for any reason, or this Agreement is terminated, then to the extent the Parcel was altered in any material respect in connection with the Work, Purchaser agrees to and shall promptly undertake all activities necessary to restore the Parcel to the same general condition in which it existed prior to the date of commencement of the Work. At all times during the performance of the Work on the Parcel, Purchaser shall cause the Parcel to be kept and maintained in a neat, clean, safe and sanitary condition, all without cost or expense to Seller. Purchaser and Purchaser’s employees, agents, contractors and consultants shall have a limited license to enter the Parcel for restoration activity purposes, subject to the provisions of Section 11.71, Section 11.73, and Section 11.74 above, and shall promptly notify Seller upon completion of all restoration activities required hereby.

8.

Conditions to Purchaser’s Obligations. It shall be a condition precedent to Purchaser’s obligations hereunder that each of the following conditions have been fully satisfied at or prior to the Closing, any one or more of which conditions precedent may be waived by Purchaser in Purchaser’s sole discretion. If any such conditions precedent are not satisfied as of the Closing Date, then unless Purchaser elects to waive such condition or conditions as provided above, Purchaser shall be entitled to terminate this Agreement by written notice delivered to Seller in accordance with Section 17.1 herein, and upon any such termination, the Earnest Money shall be refunded to Purchaser.

(a)

Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with by Seller prior to, or as of, the Closing in all material respects.

(b)

As of the Closing there shall not be any of the following by or against or with respect to Seller (a) a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (b) the appointment of a trustee or receiver of any property interest; or (c) an assignment for the benefit of creditors;

(c)	The representations and warranties of Seller set forth in ARTICLE IX of this Agreement shall be accurate and true to the best of Seller’s actual knowledge;

(d)

At Closing there shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened, that, after Closing, would, in Purchaser’s reasonable discretion, materially and adversely affect the value or marketability of the Parcel, or the ability of Purchaser to operate the Parcel in the manner consistent with the Permitted Use.

(e)

There shall be no material change in any condition of or affecting the Parcel not caused by Purchaser or its contractors, employees, affiliates or other related or similar parties, which has occurred after the Conditions Period.

(f)	The Title Company shall have unconditionally committed to issue to the Purchaser the Owner’s Title Policy.

(g)	Seller and Friendswood shall have approved the Plans and Specifications.

ARTICLE XII.      CLOSING

Section 12.1	Closing Date.

The closing hereunder (the “Closing”) shall be through an escrow with the Title Company, in accordance with this Agreement, and shall take place (30) days after the final day of the Conditions Period (the “Closing Date”). Purchaser shall have the right to extend the Closing Date for thirty (30) days by (a) delivering written notice of such extension to Seller at least five (5) days prior to the Closing Date, and (b) concurrently with such notice, delivering to Title Company an addition to the Earnest Money in the amount of $25,000.00.

Section 12.2	Seller’s Closing Deliveries.

On or before the Closing Date, Seller shall open an escrow with the Title Company and deposit into the escrow the following items for the Title Company’s own use or delivery to Purchaser, as the case may be:

1.

A special warranty deed in form and substance substantially in the form of special warranty deed attached hereto as Exhibit F (the “Deed”), duly executed and acknowledged by Seller and in recordable form, so as to convey fee simple title to the Parcel to Purchaser and reserve the Reserved Easement to Seller, subject only to the Permitted Exceptions and those matters set forth in the Deed;

2.	An Owner’s Affidavit duly executed and acknowledged by Seller in form and substance substantially in the form of Owner’s Affidavit attached hereto as Exhibit G and satisfactory to the Title Company;

3.	A FIRPTA Affidavit duly executed and acknowledged by Seller substantially in form and substance to the form of FIRPTA Affidavit attached hereto as Exhibit H and satisfactory to the Title Company; and

4.	Any and all other items contemplated by the terms of this Agreement or reasonably required by the Title Company.

Section 12.3	Purchaser’s Deliveries.

On or before the Closing Date, Purchaser shall deliver the balance of the Purchase Price (and all additional amounts required of Purchaser hereunder or in connection with Closing) to the Title Company, together with such affidavits, certificates, resolutions and related materials which are reasonably requested by the Title Company in connection with Closing.

Section 12.4	Joint Deliveries.

On or before the Closing Date, Seller and Purchaser shall deliver the Covenants, duly executed and acknowledged by Seller and Purchaser, to the Title Company for recordation following the Deed.

Section 12.5	Escrow Letter; Disbursements.

On the Closing Date and at such time as the Title Company (i) is in possession of all items required to be delivered pursuant to Section 12.2, Section 12.3, and Section 12.4 above, and (ii) is prepared to issue the Policy to Purchaser in accordance with the terms and conditions of this Agreement and the Title Commitment, the Title Company shall (A) deliver to Seller the “net” Purchase Price and all other amounts due Seller (as set forth in the closing statements approved by Purchaser and Seller), (B) record the Deed, Reserved Easements, and Covenants, (C) perform all actions required to be undertaken by the Title Company in furtherance of the terms and conditions of this Agreement, and (D) disburse all other funds to be disbursed and distribute all other documents to be distributed, all in accordance with the terms and provisions of this Agreement, as reflected in an escrow letter (or separate letters) to be delivered by Seller and Purchaser, directly or through their respective counsel, on or prior to the Closing Date. Seller and Purchaser agree that any such escrow letter(s) shall conform in all material respects to the terms and provisions of this Agreement and shall not contain or impose additional conditions or requirements pursuant to which Seller, Purchaser, or the Title Company are to perform or discharge their respective obligations hereunder. In the absence of any escrow letter, or to the extent the provisions of any such escrow letter(s) conflict with the provisions hereof or impose additional conditions or requirements as aforesaid, the provisions of this Section 12.5 shall control.

Section 12.6	Possession.

Purchaser shall be entitled to possession of the Parcel upon completion of Closing.

Section 12.7	Closing Costs.

All costs and expenses of Closing on the purchase and sale of the Parcel shall be borne and paid at Closing unless otherwise stated herein, as follows:

By Seller:	1. Seller’s Attorneys’ Fees

2. State and County Transfer Taxes (if any)

3. Broker’s Commission (per negotiated agreement)

4. Escrow/Closing Fees (50%)

By Purchaser:	1. Purchaser’s Attorneys’ Fees

2. Recording Fees

3. Title Insurance Premiums for insurance up to Purchase Price

4. Title Insurance Premiums for insurance over the Purchase Price

5. Title Insurance Premiums for extended coverage and any endorsements requested by Purchaser

6. Survey Fees

7. Escrow/Closing Fees (50%)

Seller and Purchaser agree that the Electric Reimbursement (as defined in Section 20.4) shall be kept in escrow after Closing, subject to a written agreement to which Seller, Purchaser, and Title Company shall be parties.

Section 12.8	Broker.

Each party warrants to the other that neither of them nor their agents or representatives have engaged or contacted any broker, finder, or intermediary with respect to the transaction contemplated herein, except Edge Realty Partners Houston, LLC, whose commission shall be paid by Seller pursuant to a separate contract. Seller and Purchaser agree that no other broker, finder, or intermediary has been involved with the purchase and sale hereunder, and each party agrees to indemnify and hold the other party harmless from any and all claims for fees, commissions or other compensation claimed to be due any other broker, finder, or intermediary with whom the indemnifying party may have dealt in connection with this transaction. Notwithstanding provisions in this Agreement to the contrary, this indemnity shall survive the Closing.

ARTICLE XIII.      REAL ESTATE TAXES, TAX DIVISION,

EMINENT DOMAIN AND RISK OF LOSS

Section 13.1	Real Estate Taxes.

Prior to or at Closing, Seller shall pay all general real estate taxes and installments of any and all special assessments which are due and payable as of the Closing Date. Real estate taxes on the Parcel which accrue in the current year and installments of any and all special assessments due and payable in the current year shall be prorated to the Closing Date, so that Seller bears that portion of the accrued real estate taxes and those installments of any and all special assessments applicable for the period up to and including the Closing Date, and Purchaser bears that portion of the accrued real estate taxes and those installments of any and all special assessments applicable for all periods subsequent to the Closing Date.

Section 13.2	Real Estate Tax Adjustment.

If on the Closing Date the taxes for the year in which Closing occurs are not known or have not been finally determined, proration shall be made upon the basis of the taxes for the last available preceding tax year. The parties agree that such proration based on a prior year’s taxes may be readjusted between the parties, if necessary, based upon the final tax bill for the year in which Closing occurs. If increased taxes are, after Closing, determined to be due for the year in which Closing occurs, then each party shall be obligated for the payment of its pro rata share of such additional taxes. If increased taxes are, after Closing, determined to be due for any year prior to the year in which Closing occurs, Seller shall be obligated for the payment of such additional taxes. If the Parcel is subject to any so-called “rollback” tax or other tax pursuant to which real estate taxes for prior years may be increased as a result of a change of ownership or change of use or change in zoning/platting of the Parcel, then (a) Seller shall be obligated for the payment of such additional taxes to the extent applicable to the period prior to Closing and (b) the amount of such taxes as reasonably estimated by Seller and Purchaser shall be escrowed with the Title Company at the Closing pursuant to an escrow agreement between Seller, Purchaser and the Title Company which is approved by each such party prior to the Closing. This provision shall survive Closing.

Section 13.3	Tax Parcel.

In the event the Parcel is not a separate tax parcel, the taxes and assessments attributable thereto shall be determined by multiplying the tax bill (or totals of the tax bills) for the tax parcel(s) of which the Parcel is a part (exclusive of any portion of said tax bill(s) attributable solely to buildings or improvements), by a fraction, the numerator of which is the amount of land (computed in acreage form) contained in the Parcel, and the denominator of which is the total amount of land (computed in acreage form) contained in the tax parcel(s) of which the Parcel is a part.

Section 13.4	Tax Division.

In the event the Parcel is not a separate tax parcel, upon Closing Purchaser shall diligently proceed to take the necessary steps to cause a division of the larger parcel for real estate tax purposes to effect the separate assessment and taxation of the Parcel. Purchaser shall file any petition(s) necessary for effectuating such a division, and Seller shall join in such petition(s) if required by law. All costs and expenses, including Purchaser’s attorneys’ fees, of such tax division shall be borne by Purchaser, except the costs and expenses for services rendered by Seller’s in-house personnel and counsel shall not be included in the costs and expenses payable by Purchaser. Notwithstanding provisions in this Agreement regarding survival to the contrary, said obligation to effect a separate tax parcel shall survive the Closing until satisfied.

Section 13.5	Eminent Domain.

If, prior to Closing, all or any part of the Parcel is taken by eminent domain proceedings which, in the reasonable opinion of Purchaser, would have a material and adverse impact upon Purchaser’s intended use of the Parcel, Purchaser shall have the right to terminate this Agreement by delivering to Seller written notice of its intention to terminate this Agreement, in which case this Agreement shall terminate and be null, void and of no further force and effect (except for the indemnification and confidentiality provisions contained herein) without further action of the parties. In the event of such termination Purchaser shall have no right or claim to any proceeds from such eminent domain proceeding attributable to the Parcel (and shall specifically renounce any and all claims to such proceeds, in writing, upon request by Seller). In such event, the Earnest Money, plus any accrued interest, shall be refunded to Purchaser as its sole and exclusive remedy. If Purchaser does not elect to terminate this Agreement, then the transaction contemplated by this Agreement shall close in accordance with the terms provided for herein, except that Seller shall assign to Purchaser all right that Seller has to any proceeds from such eminent domain proceeding attributable to the Parcel, including any proceeds attributable to “damages to the remainder” of the Parcel.

Section 13.6	Risk of Loss.

Until the purchase and sale of the Parcel is consummated at the Closing, the risks of ownership and loss of the Parcel shall be borne by Seller.

ARTICLE XIV.      REMEDIES

Section 14.1	Purchaser’s Default.

In the event Purchaser fails to comply with any or all of the obligations, covenants, warranties or agreements to be performed, honored or observed by Purchaser under this Agreement (for the purposes of this Section 14.1 only, a “Purchaser’s Default”), and such Purchaser’s Default is not cured within ten (10) days after notice thereof (other than Purchaser’s failure to tender the Purchase Price and Close on the Closing Date in accordance with this Agreement, which shall be a default for which no notice is required), and Seller does not waive such Purchaser’s Default in writing, then Seller may terminate this Agreement.

Section 14.2	Seller’s Remedies in the Event of Purchaser’s Default.

In the event of a Purchaser’s Default, the Earnest Money (including accrued interest) shall be released by the Title Company and delivered to Seller as agreed upon liquidated damages and as Seller’s sole and exclusive remedy, and neither Purchaser nor Seller shall have any further obligations or liability hereunder, except pursuant to the indemnification and confidentiality provisions herein.

Section 14.3	Purchaser’s Default Following Closing.

Following Closing, Seller may pursue all remedies available at law or in equity arising out of or resulting from Purchaser’s failure to comply with any obligation, term, covenant, warranty or agreement to be performed, honored, observed by Purchaser pursuant to the terms and provisions of this Agreement which survive Closing.

Section 14.4	Seller’s Default.

In the event that i) prior to Closing Seller fails to comply with any or all of the obligations, covenants, warranties or agreements to be performed, honored or observed by Seller under and pursuant to the terms and provisions of this Agreement (for purposes of this Section 14.4 only, a “Seller’s Default”), ii) such Seller’s Default is not cured within ten (10) days after written notice thereof, and iii) Purchaser does not waive such Seller’s Default, Purchaser may, as its sole and exclusive remedy, either (i) terminate this Agreement upon written notice to Seller; or (ii) enforce specific performance of Seller’s obligations under this Agreement.

Section 14.5	Purchaser’s Damages.

In the event Purchaser elects (i) above as a result of a Seller’s Default, the Earnest Money (including accrued interest) shall be refunded to Purchaser, and neither Purchaser nor Seller shall have any further obligations or liability hereunder, except pursuant to the indemnification and confidentiality provisions herein and the following sentence. In addition, upon demand by Purchaser, Seller shall reimburse Purchaser for the commercially reasonable, actual out-of-pocket costs incurred by Purchaser in connection with the transaction described in this Agreement, not to exceed $50,000.00.

Section 14.6	Purchaser’s Remedies Following Closing.

Following Closing, Purchaser may pursue all remedies available at law or in equity arising out of or resulting from Seller’s failure to comply with any obligation, term, covenant, warranty or agreement to be performed, honored or observed by Seller pursuant to the terms and provisions of this Agreement which survive Closing.

Section 14.7	No Waiver of Subsequent Breach.

The failure of either party to act upon a default of the other in any of the terms, conditions or obligations under this Agreement shall not be deemed a waiver of any subsequent breach or default under the terms, conditions or obligations hereof by such defaulting party.

ARTICLE XV.      PLAT OF SUBDIVISION

Section 15.1	Replatting Approvals.

If required by the Local Authorities having jurisdiction over the Parcel, Purchaser, at its sole cost and expense, shall undertake the platting, replatting, subdivision or similar procedure covering the Parcel, subject to Seller’s absolute right of final review and approval prior to submission of any information or documentation. Seller agrees to cooperate with Purchaser and execute or join in the execution of any document(s) or other instrument(s) required for such platting, replatting, subdivision or similar procedure, provided that (i) no interests of Seller are prejudiced thereby, and (ii) Seller does not incur any cost or expense (unless Purchaser agrees in writing to promptly reimburse Seller therefor). All streets, curbs, gutters, sewer and water mains and lines and all other public improvements and installations shall be located and configured on the Parcel so that no part of the cost of installation thereof is assessed against or otherwise paid by Seller or owners of land adjacent to Seller’s property.

Section 15.2	No Assessments.

Prior to Closing, in the event that the Local Authorities having jurisdiction over the Parcel propose such an assessment or payment with respect to Seller’s adjacent property including, but not limited to, the Center, or any other condition unacceptable to Seller in connection with the approval of the platting, replatting, subdivision or similar procedure with respect to the Parcel, Seller shall have no obligation to execute or consent to any document(s) or other instrument(s) as may be required and Seller may withdraw the platting, replatting, subdivision or similar procedure from consideration by the applicable governmental authorities and terminate this Agreement, in which event Purchaser’s only remedy shall be return of the Earnest Money (including accrued interest), plus Seller shall reimburse Purchaser for Purchaser’s out-of-pocket expense as provided in Section 14.5 above.

ARTICLE XVI.      COVENANTS, CONDITIONS AND RESTRICTIONS AGREEMENT

Section 16.1	Agreement Required.

Seller and Purchaser acknowledge and agree that Seller has an interest in the manner in which all property adjacent to or in close proximity to the Center is developed, maintained and operated, including the Parcel. Accordingly, the Parcel shall be made subject to the Covenants. Purchaser and Seller shall execute the Covenants in the form attached hereto as Exhibit D, and deposit same in escrow with the Title Company for recording in accordance with Section 12.5 herein. As additional consideration for the sale of the Parcel, the Covenants shall be made applicable to the Parcel and shall (a) run with the land of the Parcel, (b) be binding upon Purchaser, Seller and subsequent holders of the Parcel, and (c) inure to the benefit of the parties and their respective successors and assigns.

ARTICLE XVII.      NOTICES

Section 17.1	Form and Manner of Notice.

All notices or communications (“Notices”) to be given under or pursuant to this Agreement shall be in writing, addressed to the parties at their respective addresses as set forth below and may be delivered by reputable, national, prepaid overnight delivery, or by email but only as set forth below.

If to Seller:	CPG HOUSTON HOLDINGS, L.P.

c/o Simon Property Group, Inc.

225 W. Washington Street

Indianapolis, IN 46204

Attn: Kevin Sims

Email: ksims@simon.com

with a copy to:	Simon Property Group, Inc.

225 W. Washington Street

Indianapolis, IN 46204

Attn: Dana S. Grimes, Esq.

Email: dgrimes@simon.com

If to Purchaser:	Allen Harrison Development, LLC

1800 Augusta Drive, Suite 150

Houston, Texas 77057

Attn: Rene Joubert

Email: rjoubert@allenharrisonco.com

with a copy to:	George Dunlap, Esq.

Gardere Wynne Sewell, LLP

1601 Elm Street, Suite 3000

Dallas, Texas 75201

Email: gdunlap@gardere.com

Notice given by overnight mail shall be effective as of the date of delivery or refusal of delivery. Notice given by email shall be effective as of the date sent, but only so long as a hard copy of the notice is sent via overnight mail on the same date. The parties may change their notice addresses from time to time upon written notice to the other, and as parties other than the originally named Seller and/or Purchaser obtain an interest in the Parcel or any portion thereof, subject to the terms and conditions of this Agreement. The transferor Seller or Purchaser shall advise the other party of the name and address of the party to receive notice as provided herein, provided that until such time as the transferor Seller or Purchaser notifies the other party of any such transferee party or other change in address, such other party shall be entitled to continue to rely on the accuracy of the notice address previously in effect.

ARTICLE XVIII.      ASSIGNMENT

Section 18.1	Seller’s Consent Required.

Purchaser shall not consent to or permit any Prohibited Transfer, as hereinafter defined, without obtaining, in each and every instance, the prior written consent of Seller, to be given or withheld at the sole discretion of Seller.

Section 18.2	“Prohibited Transfer” Defined.

For purposes of this ARTICLE XVIII, any conveyance, sale, assignment, transfer, lien, pledge, mortgage, security interest or other encumbrance or alienation (or agreement to do any of the foregoing) of any of Purchaser’s rights in, to or pursuant to this Agreement, which occurs or is granted, accomplished, attempted, or effectuated prior to Closing without the prior written consent of Seller shall constitute a “Prohibited Transfer.” Notwithstanding anything to the contrary in the Agreement, Purchaser shall be permitted to assign all or any of its rights under this Agreement to any Affiliate (as defined below) of Purchaser (a “Permitted Transfer”). For purposes of this Agreement, an “Affiliate” means (a) an entity that directly or indirectly controls, is controlled by or is under common control with the Purchaser; (b) an entity at least fifty percent of whose economic interest is owned by Purchaser; or (c) a special purpose entity formed by Purchaser for the purpose of consummating the transaction contemplated by the Agreement. The term “control” as used herein means the power to direct the management of such entity through voting rights, ownership or contractual obligations. The Affiliate shall have a tangible net worth of at least the Purchase Price, or have access to credit in an amount equal or greater to the Purchase Price, such that the Affiliate will be able to complete Closing.

Section 18.3	Profit.

In connection with the transfer of Purchaser’s rights in, to or pursuant to this Agreement prior to Closing and except for a Permitted Transfer, Seller shall have a right of approval of any such transferee and a right to participate in the profit from any such transfer. Seller shall be entitled to one hundred percent (100%) of Purchaser’s Net Profit, if any, as hereinafter defined, on the transfer, to be payable upon Purchaser’s receipt of the purchase price or proceeds. “Net Profit” as used herein shall mean the receipts from such transfer received by Purchaser including any and all consideration, whether cash, securities, a right to receive future payments (like-kind property or otherwise), after all reasonable, ordinary, necessary, and customary expenses incurred by Purchaser in connection with satisfying the conditions precedent under this Agreement (including soil tests, costs associated with any permits and similar items) have been deducted. Notwithstanding provisions in this Agreement with respect to survival to the contrary, Purchaser’s obligation to pay to Seller its Net Profit on any transfer shall survive Closing until fully satisfied.

ARTICLE XIX.      SELLER’S RIGHT OF FIRST OFFER

Section 19.1	Continuing Right of First Offer.

Seller shall have a right of first offer over a Transfer of the Parcel, or any portion thereof, by Purchaser as provided in Article VI of the Covenants, which provisions (including the definition of “Transfer”) are hereby incorporated by this reference and made a part hereof.

ARTICLE XX.      UTILITIES

Section 20.1	No Representation by Seller.

Seller makes no representations or warranties as to the location or availability of electricity, natural gas, sanitary sewer, water and storm sewer lines or any other utility or to the sufficiency of capacity, size, suitability or approvals to use such lines, it being intended that Purchaser shall satisfy itself as to the location, availability, sufficiency of capacity and approvals required to use such lines during its suitability investigations as provided by ARTICLE XI hereof. In connection therewith, Seller covenants and agrees to grant to Purchaser such easements as reasonably necessary for Purchaser’s development across or through any adjacent property of Seller. This provision shall survive Closing.

Section 20.2	Field Verification.

Purchaser shall be responsible for field verification of the location of any and all utilities (including existing irrigation, exterior light or pylon sign utility runs serving the Center or neighboring developments) contained on the Parcel prior to commencement of any work. If any of the utility runs are cut or damaged during such work, Purchaser shall repair, replace and/or reposition the utility run immediately, at Purchaser’s sole cost and expense, and shall notify the Center’s operation director or Seller’s tenant coordinator prior to beginning any such work. Notwithstanding provisions in this Agreement with respect to survival to the contrary, Purchaser’s liability and obligation under this paragraph shall survive Closing until fully satisfied. Seller shall deliver to Purchaser, promptly after the Final Execution Date, copies of any and all plans and specifications or other materials that are available in Seller’s offices that evidence the location of such utilities contained on the Parcel.

Section 20.3	Approval and Installation.

Purchaser, at its sole cost and expense, shall be required to comply with applicable governmental flood control and drainage requirements concerning on-site water control and shall be responsible for bringing all other utilities including, but not limited to, water, telephone, natural gas and electricity, to the Parcel and for obtaining any and all permits and approvals from any and all public or private utilities for Purchaser to use such utilities.

Section 20.4	Electrical Work.

Notwithstanding anything herein to the contrary, Seller shall reimburse Purchaser for the actual costs of bringing electrical service to the Parcel in accordance with the final construction plans approved by Seller in an amount not to exceed Seventy-five Thousand Dollars ($75,000.00) (“Electric Reimbursement”). This amount shall be withheld from the net Purchase Price to be distributed to Seller at Closing and held in escrow by Title Company pursuant to terms to be agreed upon by Seller, Purchaser, and Title Company.

Section 20.5	Responsibility of Purchaser.

The foregoing provisions notwithstanding, nothing herein shall be deemed to require Seller to obtain any approval from the Local Authorities or any other party or entity for Purchaser’s use of the sanitary sewer, water and storm sewer facilities; any and all such approval(s) or permit(s) including, but not limited to, the payment of any impact fee(s), tap fee(s) and the purchase of plant and line capacity, shall be the sole responsibility of Purchaser. However, Seller shall cooperate with Purchaser and execute or join in the execution of any document(s) or other instrument(s) required for such approval(s) or permit(s); provided, that (i) no interests of Seller are prejudiced thereby, (ii) Seller does not incur any cost or expense (unless Purchaser agrees in writing to promptly reimburse Seller therefor), and (iii) Seller has the right of final review and approval of all materials submitted in connection therewith.

ARTICLE XXI.      MISCELLANEOUS PROVISIONS

Section 21.1	Survival.

Any of the representations, warranties, covenants and agreements of the parties, as well as any rights and benefits of the parties, pertaining to a period of time following the Closing, shall survive the Closing and shall not be merged therein. In particular, any terms and provisions of the Covenants incorporated by reference shall survive the Closing and shall not be merged therein.

Section 21.2	Recording.

This Agreement shall not be recorded. At the request of either party, Purchaser and Seller shall execute a Notice of Purchase and Sale Agreement (“Notice of Agreement”) which shall acknowledge existence of this Agreement but not disclose any of the terms or provisions hereof, in a form that may be recorded. The party requesting the Notice of Agreement shall be responsible for the fees associated with recording the Notice of Agreement.

Section 21.3	Governing Law.

This Agreement shall be governed by and construed under and in accordance with the laws of the state where the Parcel is located according to its fair meaning and not in favor of or against any party.

Section 21.4	Confidentiality.

Purchaser shall keep the information listed in items 1. through 7. below confidential, and Seller shall keep the information listed in items 1., 2., and 5. below confidential, except as reasonably necessary to fulfill the terms and conditions of this Agreement, as required to be disclosed in accordance with law or court order, as required for recording purposes, or in the course of seeking legal advice regarding the provisions of this Agreement:

1.	terms, conditions, and provisions of this Agreement;

2.	purchase price of the Parcel;

3.	condition of title of the Parcel, including but not limited to items included in the Title Commitment;

4.	items included on the Survey;

5.	status and substance of Objections, if any;

6.	presence or absence of any Hazardous Materials on the Parcel; and

7.	results of studies and investigations, and information obtained during Purchaser’s Work.

Section 21.5	Successors and Assigns.

This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors, assigns, heirs, executors, administrators and permitted legal representatives to the same extent as if specified at length throughout this Agreement.

Section 21.6	Severability.

If any term, provision or condition contained in this Agreement shall, to any extent, be held to be invalid, illegal or unenforceable in any respect, the remainder of this Agreement, or the application of such term, provision or condition to persons or circumstances other than those in respect of which it is invalid, illegal or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Agreement, and the application thereof, shall be legal, valid and enforceable to the fullest extent permitted by law.

Section 21.7	Entire Agreement.

This Agreement constitutes the sole agreement between Seller and Purchaser with respect to the sale and purchase of the Parcel, and supersedes any prior discussions, understandings or agreements (written or oral) between the parties with respect thereto.

Section 21.8	Amendment.

This Agreement shall not be amended or modified unless such amendment is set forth in writing and signed by both Purchaser and Seller. This Agreement shall not be modified by electronic means (i.e. email) unless such modification is expressly consented to by both parties in the electronic transmission constituting such modification.

Section 21.9	Time.

Time is of the essence as it pertains to all terms of this Agreement. Purchaser and Seller pledge to use their best good faith efforts to act in a timely and reasonable manner to consummate the transaction herein contemplated.

Section 21.10	Gender and Numbers.

Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held and construed to include the plural, and vice versa, unless the context requires otherwise.

Section 21.11	Section Headings.

The section headings herein are for convenience or reference purposes only and shall not limit or otherwise affect or be used in the construction or interpretation of the terms and provisions of this Agreement or any part hereof.

Section 21.12	Waiver.

The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision.

Section 21.13	Counterparts.

This Agreement may be executed in multiple originals or counterparts, each of which will be an original and, when all of the parties to this Agreement have signed at least one (1) original copy, such copies together will constitute a fully executed and binding Agreement.

Section 21.14	Legal Representation.

No representation, warranty, or recommendation is made by Seller or its agents, employees or attorneys regarding the legal sufficiency, legal effect, or tax consequences of this Agreement or the transaction, and each signatory is advised to submit this Agreement to his attorney before signing it.

Section 21.15	Attorney’s Fees.

If either party files any action or brings any proceeding against the other arising out of this Agreement, or is made a party to any action or proceeding brought by a third party arising out of this Agreement, then, as between Purchaser and Seller, the prevailing party shall be entitled to recover, as an element of its costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court. The “prevailing party” shall be the party who is entitled to recover its costs of suit, whether or not the suit proceeds to final judgment. A party not entitled to recover its costs shall not recover attorneys’ fees.

Section 21.16	Force Majeure.

If either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder, the period for the performance of any such work or act shall be extended for a period equivalent to the period of such delay; provided that the delay is caused by any one or more of the following reasons:

1.	Restrictive governmental laws, regulations, ordinances or edicts (but not including Purchaser’s failure to obtain permits necessary to commence construction);

2.	Governmental rationing or allocation of materials;

3.	Adverse weather conditions;

4.

Strikes, lock-outs, labor troubles, fires, acts of God, natural disasters, riots, insurrection, war, terrorism, delays in transportation, shortage of labor, inability to procure material, failure of power or any other cause of a like nature beyond the reasonable control of the party asserting such delays;

5.	Purchaser’s inability to obtain financing or permits (including approvals of the Plans and Specifications from the Local Authorities or Friendswood) shall not be deemed an event of force majeure.

Section 21.17	Conflict with Covenants.

If any of the terms and provisions of this Agreement conflict with the terms and provisions of the Covenants, the terms and provisions of the Covenants shall control.

ARTICLE XXII.      PURCHASER’S INDEMNIFICATION

Section 22.1	Indemnification.

In the event that this Agreement is terminated by either Purchaser or Seller prior to Closing, and, notwithstanding the fact that such termination shall release Purchaser from its obligation to purchase the Parcel, nothing herein shall be deemed to release Purchaser from any liability arising out of any indemnity to be provided by Purchaser in this Agreement, or arising out of or connected with Purchaser’s activities (or those of its employees, agents, or contractors) on the Parcel including, but not limited to, its actions on the Parcel while exercising its rights pursuant to ARTICLE XI (right of entry/due diligence) hereof. In the event Closing occurs as provided herein, the provisions in this Agreement with respect to any indemnity to be provided by Purchaser shall survive Closing and the delivery of the Deed.

ARTICLE XXIII.       SUBMISSION OF AGREEMENT

Section 23.1	No Offer.

Submission of this Agreement to Purchaser does not constitute an offer to sell; this Agreement shall become effective only upon execution and delivery thereof by Seller and Purchaser. The execution of this Agreement by Purchaser and submission to Seller shall constitute a bona fide offer to purchase the Parcel. This Agreement shall be effective if executed by Seller and upon the return thereafter of a fully executed original to Purchaser. The effective date of this Agreement shall be the date filled in on the first page of this Agreement by Seller, which shall be the date of execution by the last of the parties to execute the Agreement.

ARTICLE XXIV.      ESCROW INSTRUCTIONS

Section 24.1	Earnest Money Escrow.

The Title Company shall accept the Earnest Money from Purchaser, which shall be held in escrow by the Title Company and released and delivered by cashier’s check or wired funds in accordance with the provisions of this Agreement. The Title Company assumes no liability under this Agreement other than that of a stakeholder. No provision of this Agreement shall be construed to relieve the Title Company of any obligations or liabilities which may now exist or hereafter accrue by virtue of any writing other than this ARTICLE XXIV. The Title Company acknowledges receipt from each of the parties hereto of One Dollar ($1.00) and other good and valuable consideration and acknowledges the sufficiency thereof.

Section 24.2	Dispute over Disbursement.

If there is any reasonable dispute as to whether the Title Company is obligated to deliver funds or to whom such funds are to be delivered, the Title Company shall not be obligated to make any delivery thereof, but may hold same until receipt by the Title Company of an authorization in writing signed by all parties to such dispute directing the disposition of such funds. In the absence of such authorization, the Title Company may hold any such funds until the final determination of the rights of the parties thereto in an appropriate proceeding. If such written authorization is not given, or proceedings for such determination are not timely begun and diligently pursued, the Title Company shall not be required to bring an appropriate action or proceeding for leave to deposit such funds in Court, pending such determination.

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Signatures appear on the following pages.

Purchase and Sale Agreement – Outparcel 14 at Fairfield Town Center

Seller’s Signature Page

IN WITNESS THEREOF, Seller has executed this Agreement as of the day and year first above written.

SELLER:	CPG HOUSTON HOLDINGS, L.P., a Texas limited partnership

By: CPG HOUSTON GENERAL, LLC, a Delaware limited liability company, its general partner

	By:	/S/ Myles H. Minton
Myles H. Minton
President – Community/Lifestyle Centers

Purchase and Sale Agreement – Outparcel 14 at Fairfield Town Center

Purchaser’s Signature Page

IN WITNESS THEREOF, Purchaser has executed this Agreement as of the day and year first above written.

PURCHASER:	ALLEN HARRISON DEVELOPMENT, LLC a Texas limited liability company

	By:	/S/ René Joubert

Printed:	René Joubert

Its:	President

PURCHASE AND SALE AGREEMENT - LIST OF EXHIBITS

Outparcel 14 – Fairfield Town Center

Exhibit	Page Referenced

Exhibit A Legal Description of the Parcel	1

Exhibit B Legal Description of Reserved Easement Areas	2, 3

Exhibit C Site Plan of the Shopping Center	1

Exhibit D Covenants, Conditions and Restrictions Agreement	10, 31

Exhibit E Maintenance & Use Restrictions and Plan Approval	12

Exhibit F Special Warranty Deed	23

Exhibit G Owner’s Affidavit	23

Exhibit H FIRPTA Affidavit	23

Exhibit I Form of Reserved Easement Agreements	4

Purchase and Sale Agreement – Allen Harrison Development, LLC

Outparcel 14 – Fairfield Town Center

EXHIBIT A

LEGAL DESCRIPTION OF THE PARCEL

[Omitted as not necessary to an understanding of the Agreement]

Purchase and Sale Agreement – Allen Harrison Development, LLC

Outparcel 14 – Fairfield Town Center

EXHIBIT B

LEGAL DESCRIPTION OF RESERVED UTILITY EASEMENT AREA

[Omitted as not necessary to an understanding of the Agreement]

Purchase and Sale Agreement – Allen Harrison Development, LLC

Outparcel 14 – Fairfield Town Center

EXHIBIT C

SITE PLAN OF THE CENTER

[Omitted as not necessary to an understanding of the Agreement]

Purchase and Sale Agreement – Allen Harrison Development, LLC

Outparcel 14 – Fairfield Town Center

EXHIBIT D

COVENANTS, CONDITIONS AND RESTRICTIONS AGREEMENT

[Omitted as not necessary to an understanding of the Agreement]

Purchase and Sale Agreement – Allen Harrison Development, LLC

Outparcel 14 – Fairfield Town Center

EXHIBIT E

MAINTENANCE & USE RESTRICTIONS AND PLAN APPROVAL

[Omitted as not necessary to an understanding of the Agreement]

Purchase and Sale Agreement – Allen Harrison Development, LLC

Outparcel 14 – Fairfield Town Center

EXHIBIT F

SPECIAL WARRANTY DEED

[Omitted as not necessary to an understanding of the Agreement]

Purchase and Sale Agreement – Allen Harrison Development, LLC

Outparcel 14 – Fairfield Town Center

EXHIBIT G

OWNER’S AFFIDAVIT

[Omitted as not necessary to an understanding of the Agreement]

Purchase and Sale Agreement – Allen Harrison Development, LLC

Outparcel 14 – Fairfield Town Center

EXHIBIT H

FIRPTA AFFIDAVIT

[Omitted as not necessary to an understanding of the Agreement]

Purchase and Sale Agreement – Allen Harrison Development, LLC

Outparcel 14 – Fairfield Town Center

EXHIBIT I

FORM OF RESERVED EASEMENT AGREEMENTS

[Omitted as not necessary to an understanding of the Agreement]

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (“First Amendment”) is made as of the 31st day of May, 2013 (“Effective Date”) by and between CPG HOUSTON HOLDINGS, L.P., a Texas limited partnership, with offices at 225 West Washington Street, Indianapolis, Indiana 46204 (“Seller”), and ALLEN HARRISON DEVELOPMENT, LLC, a Texas limited liability company, with offices at 1800 Augusta Drive, Suite 150, Houston, Texas (“Purchaser”).

WITNESSETH:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated March 4, 2013 (“PSA”), for the purchase and sale of Outparcel 14 having approximately 12.80 acres (“Parcel”), located at the Fairfield Town Center, Houston, Texas; and

WHEREAS, the Conditions Period as defined in Section 11.1 of the PSA was originally set to expire on May 3, 2013; and

WHEREAS, on May 3, 2013, Seller and Purchaser agreed (as documented by email correspondence) to extend the Conditions Period for thirty (30) days for Purchaser to satisfy the utilities condition described in Section 11.1(4) of the PSA (“Utility Condition”); and

WHEREAS, the contingency period for the Utility Condition expires on June 3, 2013; however, Purchaser has indicated that it needs additional time to satisfy the Utility Condition; and

WHEREAS, Seller and Purchaser desire to modify and amend the PSA to provide for additional time for Purchaser to satisfy the Utility Condition.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

1.

Extension of Utility Condition Period. Notwithstanding anything in the PSA to the contrary, Purchaser shall have until 5:00 p.m. Eastern Standard Time on Monday, June 21, 2013 to satisfy or waive the Utility Condition, or terminate the PSA.

2.

Other Contingencies. Purchaser acknowledges that all of the Conditions Precedent set forth in Section 11.1 of the PSA (other than the Utility Condition) have been satisfied or waived. However, Seller acknowledges and agrees that it shall continue to assist Purchaser to obtain the amendment which is described in Section 11.1(a) of the PSA.

3.

Counterparts. This First Amendment may be executed in multiple originals or counterparts, each of which will be an original and, when all of the parties to this First Amendment have signed at least one (1) copy, such copies together will constitute a fully executed and binding First Amendment.

4.

Full Force and Effect; Defined Terms. Except as set forth herein, all of the other terms, covenants and conditions of the PSA shall remain in full force and effect. Any capitalized terms not defined in this First Amendment shall have the meaning as set forth in the PSA.

5.	Successors and Assigns. This First Amendment shall bind and inure to the benefit of not only the parties hereto, but also their successors and assigns.

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SIGNATURES BEGIN ON THE FOLLOWING PAGE.

First Amendment to Purchase and Sale Agreement

Outparcel 14 – Fairfield Town Center

Seller’s Signature Page

IN WITNESS WHEREOF, Seller has caused this First Amendment to be duly executed as of the 31st day of May, 2013.

SELLER:

CPG HOUSTON HOLDINGS, L.P., a Texas limited partnership

By:	CPG HOUSTON GENERAL, LLC, a Delaware limited liability company, its general partner

By:	/S/ Myles H. Minton

Name:	Myles H. Minton

Title:	President-Community/Lifestyle Centers

First Amendment to Purchase and Sale Agreement

Outparcel 14 – Fairfield Town Center

Purchaser’s Signature Page

IN WITNESS WHEREOF, Purchaser has caused this First Amendment to be duly executed as of the 29th day of May, 2013.

PURCHASER:

ALLEN HARRISON DEVELOPMENT, LLC, a Texas limited liability company

By:	/S/ René Joubert

Name:	René Joubert

Title:	President

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (“Second Amendment”) is made as of the 19th day of June, 2013 (“Effective Date”) by and between CPG HOUSTON HOLDINGS, L.P., a Texas limited partnership, with offices at 225 West Washington Street, Indianapolis, Indiana 46204 (“Seller”), and ALLEN HARRISON DEVELOPMENT, LLC, a Texas limited liability company, with offices at 1800 Augusta Drive, Suite 150, Houston, Texas (“Purchaser”).

WITNESSETH:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated March 4, 2013, as amended by that certain First Amendment to Purchase and Sale Agreement (the “First Amendment”) dated May 31, 2013 (as amended, the “PSA”), for the purchase and sale of Outparcel 14 having approximately 12.80 acres (“Parcel”), located at the Fairfield Town Center, Houston, Texas; and

WHEREAS, the Conditions Period (as defined in Section 11.1 of the PSA) and the Utility Condition (as defined in the First Amendment) were both extended by the First Amendment and are both set to expire on June 17, 2013; and

WHEREAS, Purchaser has indicated that it needs an additional fourteen (14) days to satisfy the Utility Condition; and

WHEREAS, Seller and Purchaser desire to further modify and amend the PSA to provide for additional time for Purchaser to satisfy the Utility Condition.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

1.

Extension of Utility Condition Period and Condition Period. Notwithstanding anything in the PSA to the contrary, Purchaser shall have until 5:00 p.m. Eastern Standard Time on Monday, July 1, 2013 to satisfy or waive the Utility Condition, or terminate the PSA. The Condition Period will accordingly expire on July 1, 2013 as well.

2.

Counterparts. This Second Amendment may be executed in multiple originals or counterparts, each of which will be an original and, when all of the parties to this Second Amendment have signed at least one (1) copy, such copies together will constitute a fully executed and binding Second Amendment.

3.

Full Force and Effect; Defined Terms. Except as set forth herein, all of the other terms, covenants and conditions of the PSA shall remain in full force and effect. Any capitalized terms not defined in this Second Amendment shall have the meaning as set forth in the PSA.

4.	Successors and Assigns. This Second Amendment shall bind and inure to the benefit of not only the parties hereto, but also their successors and assigns.

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SIGNATURES BEGIN ON THE FOLLOWING PAGE.

Second Amendment to Purchase and Sale Agreement

Outparcel 14 – Fairfield Town Center

Seller’s Signature Page

IN WITNESS WHEREOF, Seller has caused this Second Amendment to be duly executed as of the 19th day of June, 2013.

SELLER:

CPG HOUSTON HOLDINGS, L.P., a Texas limited partnership

By:         CPG HOUSTON GENERAL, LLC, a Delaware limited liability company,

                          its general partner

By:	/S/ Myles H. Minton

Name:	Myles H. Minton

Title:	President-Community/Lifestyle Centers

Second Amendment to Purchase and Sale Agreement

Outparcel 14 – Fairfield Town Center

Purchaser’s Signature Page

IN WITNESS WHEREOF, Purchaser has caused this Second Amendment to be duly executed as of the 14th day of June, 2013.

PURCHASER:

ALLEN HARRISON DEVELOPMENT, LLC, a Texas limited liability company

By:	/S/ René Joubert

Name:	René Joubert

Title:	President

THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (“Third Amendment”) is made as of the 1st day of July, 2013 (“Effective Date”) by and between CPG HOUSTON HOLDINGS, L.P., a Texas limited partnership, with offices at 225 West Washington Street, Indianapolis, Indiana 46204 (“Seller”), and ALLEN HARRISON DEVELOPMENT, LLC, a Texas limited liability company, with offices at 1800 Augusta Drive, Suite 150, Houston, Texas (“Purchaser”).

WITNESSETH:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated March 4, 2013, as amended by that certain First Amendment to Purchase and Sale Agreement (the “First Amendment”) dated May 31, 2013, and a Second Amendment to Purchase and Sale Agreement (the “Second Amendment”) dated June 19, 2013 (as amended, the “PSA”), for the purchase and sale of Outparcel 14 having approximately 12.80 acres (“Parcel”), located at the Fairfield Town Center, Houston, Texas; and

WHEREAS, the Conditions Period (as defined in Section 11.1 of the PSA) and the Utility Condition (as defined in the First Amendment) were both extended by the First Amendment and the Second Amendment and are both set to expire on July 1, 2013; and

WHEREAS, Purchaser has indicated that it needs an additional fourteen (14) days to satisfy the Utility Condition; and

WHEREAS, Seller and Purchaser desire to further modify and amend the PSA to provide for additional time for Purchaser to satisfy the Utility Condition.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

1.

Extension of Utility Condition Period and Condition Period. Notwithstanding anything in the PSA to the contrary, Purchaser shall have until 5:00 p.m. Eastern Standard Time on Monday, July 15, 2013 to satisfy or waive the Utility Condition, or terminate the PSA. The Condition Period will accordingly expire on July 15, 2013 as well.

2.

Counterparts. This Third Amendment may be executed in multiple originals or counterparts, each of which will be an original and, when all of the parties to this Third Amendment have signed at least one (1) copy, such copies together will constitute a fully executed and binding Third Amendment.

3.

Full Force and Effect; Defined Terms. Except as set forth herein, all of the other terms, covenants and conditions of the PSA shall remain in full force and effect. Any capitalized terms not defined in this Third Amendment shall have the meaning as set forth in the PSA.

4.	Successors and Assigns. This Third Amendment shall bind and inure to the benefit of not only the parties hereto, but also their successors and assigns.

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SIGNATURES BEGIN ON THE FOLLOWING PAGE.

Third Amendment to Purchase and Sale Agreement

Outparcel 14 – Fairfield Town Center

Seller’s Signature Page

IN WITNESS WHEREOF, Seller has caused this Third Amendment to be duly executed as of the 3rd day of July, 2013.

SELLER:

CPG HOUSTON HOLDINGS, L.P., a Texas limited partnership

By:	CPG HOUSTON GENERAL, LLC, a Delaware limited liability company, its general partner

By:	/S/ Myles H. Minton

Name:	Myles H. Minton

Title:	President-Community/Lifestyle Centers

Third Amendment to Purchase and Sale Agreement

Outparcel 14 – Fairfield Town Center

Purchaser’s Signature Page

IN WITNESS WHEREOF, Purchaser has caused this Third Amendment to be duly executed as of the 1st day of July, 2013.

PURCHASER:

ALLEN HARRISON DEVELOPMENT, LLC, a Texas limited liability company

By:	/S/ René Joubert

Name:	René Joubert

Title:	President

FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (“Fourth Amendment”) is made as of the 15th day of July, 2013 (“Effective Date”) by and between CPG HOUSTON HOLDINGS, L.P., a Texas limited partnership, with offices at 225 West Washington Street, Indianapolis, Indiana 46204 (“Seller”), and ALLEN HARRISON DEVELOPMENT, LLC, a Texas limited liability company, with offices at 1800 Augusta Drive, Suite 150, Houston, Texas (“Purchaser”).

WITNESSETH:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated March 4, 2013, as amended by that certain First Amendment to Purchase and Sale Agreement (the “First Amendment”) dated May 31, 2013, a Second Amendment to Purchase and Sale Agreement (the “Second Amendment”) dated June 19, 2013, and a Third Amendment to Purchase and Sale Agreement dated July 1, 2013 (as amended, the “PSA”), for the purchase and sale of Outparcel 14 having approximately 12.80 acres (“Parcel”), located at the Fairfield Town Center, Houston, Texas.

WHEREAS, Seller and Purchaser now desire to further modify and amend the PSA. Unless otherwise defined herein, terms used herein with initial capital letters shall have the same meanings which are assigned to such terms in the PSA.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

1.

Extension of Utility Condition Period and Conditions Period. Notwithstanding anything in the PSA to the contrary, Purchaser shall have until 5:00 p.m. Eastern Standard Time on Monday, August 15, 2013 to satisfy or waive the Utility Condition, or terminate the PSA. The Conditions Period will accordingly expire on August 15, 2013 as well.

2.

Closing. The Closing Date shall occur thirty (30) days following the expiration of the Conditions Period, subject to the right of Purchaser to extend the Closing Date as provided in Section 12.1 of the PSA. Purchaser shall also have the right to cause the Closing Date to occur prior to the date which is thirty (30) days following the expiration of the Conditions Period by delivering written notice of Purchaser’s desire to accelerate the Closing Date at least five (5) days prior to the date on which Purchaser desires for the Closing to occur.

3.

Counterparts. This Fourth Amendment may be executed in multiple originals or counterparts, each of which will be an original and, when all of the parties to this Fourth Amendment have signed at least one (1) copy, such copies together will constitute a fully executed and binding Third Amendment.

4.

Full Force and Effect; Defined Terms. Except as set forth herein, all of the other terms, covenants and conditions of the PSA shall remain in full force and effect. Any capitalized terms not defined in this Fourth Amendment shall have the meaning as set forth in the PSA.

5.	Successors and Assigns. This Fourth Amendment shall bind and inure to the benefit of not only the parties hereto, but also their successors and assigns.

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Fourth Amendment to Purchase and Sale Agreement

Outparcel 14 – Fairfield Town Center

Seller’s Signature Page

IN WITNESS WHEREOF, Seller has caused this Fourth Amendment to be duly executed as of the 16th day of July, 2013.

SELLER:

CPG HOUSTON HOLDINGS, L.P., a Texas limited partnership

By:	CPG HOUSTON GENERAL, LLC, a Delaware limited liability company, its general partner

By:	/S/ Myles H. Minton

Name:	Myles H. Minton

Title:	President-Community Lifestyle Centers

Fourth Amendment to Purchase and Sale Agreement

Outparcel 14 – Fairfield Town Center

Purchaser’s Signature Page

IN WITNESS WHEREOF, Purchaser has caused this Fourth Amendment to be duly executed as of the 15th day of July, 2013.

PURCHASER:

ALLEN HARRISON DEVELOPMENT, LLC, a Texas limited liability company

By:	/S/ René Joubert

Name:	René Joubert

Title:	President

FIFTH AMENDMENT TO

PURCHASE AND SALE AGREEMENT

THIS FIFTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Fifth Amendment”) is entered into effective as of the 23rd day of August, 2013 (“Effective Date”), by and between CPG HOUSTON HOLDINGS, L.P., a Texas limited partnership (“Seller”), and ALLEN HARRISON DEVELOPMENT, LLC, a Texas limited liability company (“Purchaser”) upon the terms and conditions set forth herein.

R E C I T A L S:

A.         Seller and Purchaser entered into a Purchase and Sale Agreement dated March 4, 2013, as amended by that certain First Amendment to Purchase and Sale Agreement (the “First Amendment”) dated May 31, 2013, a Second Amendment to Purchase and Sale Agreement (the “Second Amendment”) dated June 19, 2013, a Third Amendment to Purchase and Sale Agreement dated July 1, 2013 (the “Third Amendment”), and a Fourth Amendment to Purchase and Sale Agreement dated July 15, 2013 (the “Fourth Amendment”) (as amended, the “Contract”), for the purchase and sale of Outparcel 14 having approximately 12.80 acres located at the Fairfield Town Center, Houston, Texas.

B.         Seller and Purchaser now desire to amend the Contract. Unless otherwise defined herein, terms used herein with initial capital letters shall have the same meanings which are assigned to such terms in the Contract.

AGREEMENTS:

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.	The Conditions Period has expired as of the Effective Date, and Purchaser has waived all conditions to be satisfied prior to Closing.

2.

Section 12.2 of the Contract is hereby amended to provide that at the Closing, and in addition to the other documents and obligations described in Section 12.2 of the Contract, Seller shall execute and deliver (a) the First Amendment to Restrictions and Reciprocal Easement Agreement in the form attached hereto as Exhibit “A”, and (b) the letter agreement regarding electrical service reimbursement which is attached hereto as Exhibit “B”. Both parties shall execute the Escrow Agreement attached hereto as Exhibit “C” at the Closing. Upon the full execution of this Fifth Amendment and the documents referenced herein, the Electric Reimbursement Escrow Agreement and HEB Easement conditions as described in Paragraphs 8 and 9 of Section 11.1 of the Contract shall be deemed satisfied.

3.

Seller acknowledges that Purchaser will assign its rights under the Contract to GGT AHC Fairfield TX, LLC, a Delaware limited liability company (“Assignee”). Purchaser represents and warrants to Seller that Assignee is an Affiliate of Purchaser, and that Purchaser is receiving no consideration for such assignment.

1

4.

Seller acknowledges and agrees that Purchaser is not in default of either Section 6.2 or Section 6.3 of the Agreement as the result of Purchaser’s submission of the Plans and Specifications to Local Authorities and Friendswood prior to the approval of the Plans and Specifications by Seller.

5.	As amended hereby, the Contract remains in full force and effect.

6.

This Fifth Amendment may be executed in multiple originals or counterparts, each of which will be an original and, when all of the parties to this Fifth Amendment have signed at least one (1) copy, such copies together will constitute a fully executed and binding Fifth Amendment.

7.

Except as set forth herein, all of the other terms, covenants and conditions of the Contract shall remain in full force and effect. Any capitalized terms not defined in this Fifth Amendment shall have the meaning as set forth in the Contract.

8.	This Fifth Amendment shall bind and inure to the benefit of not only the parties hereto, but also their successors and assigns.

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2

Fifth Amendment to Purchase and Sale Agreement

Outparcel 14 – Fairfield Town Center

Seller’s Signature Page

IN WITNESS WHEREOF, Seller has caused this Fifth Amendment to be duly executed as of the 23rd day of September, 2013.

SELLER:

CPG HOUSTON HOLDINGS, L.P., a Texas limited partnership

By:	CPG HOUSTON GENERAL, LLC, a Delaware limited liability company,

its general partner

By:	/S/ Myles H. Minton

Name:	Myles H. Minton

Title:	President – Community/Lifestyle Centers

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Fifth Amendment to Purchase and Sale Agreement

Outparcel 14 – Fairfield Town Center

Purchaser’s Signature Page

IN WITNESS WHEREOF, Purchaser has caused this Fifth Amendment to be duly executed as of the 24th day of September, 2013.

PURCHASER:

ALLEN HARRISON DEVELOPMENT, LLC, a Texas limited liability company

By:	/S/ Paul Forbes

Name:	Paul Forbes

Title:	Managing Member

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Exhibit “A”

First Amendment to Restrictions and Reciprocal Easement Agreement

[Omitted as not necessary to an understanding of the Agreement]

5

Exhibit “B”

Letter Agreement regarding Electrical Service Reimbursement

[Omitted as not necessary to an understanding of the Agreement]

6

Exhibit “C”

Escrow Agreement

[Omitted as not necessary to an understanding of the Agreement]

7